Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Carolyn Bass

Phone: +1 (415) 445-3232

ir@csod.com

Media Contact:

Susan Lewis

Cornerstone OnDemand

Phone: +1 (303) 804-0494

slewis@csod.com

Cornerstone OnDemand Names Concur CEO Steve Singh

to its Board of Directors

SANTA MONICA, Calif., April 24, 2012 – Cornerstone OnDemand (NASDAQ:CSOD), a global leader in cloud-based talent management software solutions, today announced that Steve Singh, Chief Executive Officer and Chairman of the Board for Concur Technologies Inc., has been appointed to Cornerstone’s board of directors.

Singh has served as the Chief Executive Officer of Concur, the world’s leading provider of integrated travel and expense management services, since 1996, and as a director since 1993. Prior to his role with Concur, Singh was General Manager of the Contact Management Division at Symantec Corporation, an international technology firm focused on protecting information and computer systems.

“Steve is a cloud-computing visionary with an exceptional reputation. Not only has he been at the forefront of the industry, but he also is among a select few CEOs who have worked with a company from day one and successfully propelled it into a multi-billion dollar market leader,” said Adam Miller, President and Chief Executive Officer of Cornerstone OnDemand. “I am elated to personally welcome him to our board of directors and look forward to working with him to continue Cornerstone’s growth and innovation.”

“I am very pleased to join Cornerstone’s board at such an exciting time in the company’s history,” commented Singh. “The recent acquisitions of Cornerstone’s primary competitors, combined with the company’s impressive momentum over the past few years, favorably position Cornerstone to be the preeminent talent management software provider. I look forward to supporting the company’s success in meeting the evolving people management needs of leading organizations around the world.”

About Cornerstone OnDemand

Cornerstone OnDemand is a leading global provider of a comprehensive learning and talent management solution. We enable organizations to meet the challenges they face in empowering their people and maximizing the productivity of their human capital. Our integrated software-as-a-service (SaaS) solution consists of the Cornerstone Recruiting Cloud, the Cornerstone Performance Cloud, the Cornerstone Learning Cloud and the Cornerstone Extended Enterprise Cloud. Our clients use our solution to source and recruit top talent, develop employees throughout their careers, engage all employees effectively, improve business execution, cultivate future leaders, and integrate with their external networks of customers, vendors and distributors. We currently empower over 7.5 million users across 179 countries and in 31 languages.

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